FUND OF FUNDS EXPENSE REIMBURSEMENT AGREEMENT

THIS AGREEMENT, dated as of June 5, 2025, is made and entered into by and between Dodge & Cox (the “Adviser”) and Dodge & Cox Funds, a registered investment company (referred to herein as the “Trust”), as may be amended from time to time. This Agreement shall apply to each fund of the Trust as set forth in Schedule A (each a “Fund” and collectively the “Funds”).

WHEREAS, the Adviser has been appointed the investment adviser to the Funds pursuant to agreements between each Fund and the Adviser (each, an “Investment Advisory Agreement”), under which the Adviser provides certain investment advisory services to each Fund and is compensated by each Fund in the amount set forth in the Investment Advisory Agreement with respect to the applicable Fund (the “Advisory Fee”);

WHEREAS, each Fund, consistent with its investment objective and applicable restrictions set forth in the Funds’ prospectus and statement of additional information, may invest a portion of its assets in other registered investment companies;

WHEREAS, a Fund’s investment in other registered investment companies may include an investment in any other Fund and any other investment portfolio for which the Adviser provides investment advisory services (together, the “Underlying Affiliated Funds”) pursuant to an agreement between each Underlying Affiliated Fund and the Adviser;

WHEREAS, each Underlying Affiliated Fund pays certain expenses in connection with the operation of such Underlying Affiliated Fund, including a fee for the investment advisory services provided by the Adviser, certain administrative services fees, and certain custody, accounting, legal and certain other fees and expenses (together the “Underlying Affiliated Fund Net Operating Expenses”); and

WHEREAS, the Trust, on its own behalf and on behalf of the Funds, and the Adviser desire to enter into the arrangements described herein.

NOW, THEREFORE, it is agreed as follows:

1. The Adviser undertakes to reimburse the amount of the Fund’s expenses to the extent necessary to offset the proportionate share of the Underlying Affiliated Fund Net Operating Expenses borne by the Fund through its investment in an Underlying Affiliated Fund.

2. Nothing herein shall otherwise affect the terms of any other expense limitation or reimbursement agreements between the Adviser and the Trust. For purposes of calculating the extent of any fee waivers or expense reimbursements under such agreements, the Adviser shall calculate waivers or reimbursements, if any, under any expense limitation agreement(s) prior to waiving a Fund’s Advisory Fee pursuant to this Agreement.

3. In case a Fund has multiple classes of shares, any amount of fees or expenses waived, paid or reimbursed pursuant to the terms of this Agreement shall be allocated among the classes of shares of the Fund in accordance with the terms of the Fund’s multiple class plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 and in manner consistent with that Rule.

4. The end of the initial term of this Agreement shall be April 30, 2026, for each Fund of the Trust. This Agreement shall automatically renew for one-year terms, unless the Adviser provides written notice to the Trust of the termination of the Agreement, which notice shall be received by the Trust at least 30 days prior to the end of the then-current term.

5. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Funds, upon sixty (60) days’ written notice to the Adviser. This Agreement, as it relates to a Fund, will terminate automatically if the Investment Advisory Agreement with respect to such Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination.

6. This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Adviser and the Trust concerning the matters governed hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

DODGE & COX FUNDS

By:	/s/ Dana M. Emery
Name: Dana M. Emery
Title: Chair and President

DODGE & COX

By:	/s/ Dana M. Emery
Name: Dana M. Emery
Title: Chair and Chief Executive Officer

FUND OF FUNDS EXPENSE LIMITATION AGREEMENT

SCHEDULE A

Dated June 5, 2025

Dodge & Cox Balanced Fund